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                                                                    Exhibit 99.1


                                                              PrintCafe [logo]


           PRINTCAFE ANNOUNCES CREATION OF SPECIAL COMMITTEE OF BOARD
                        AND RECEIPT OF UNSOLICITED OFFER


PITTSBURGH, PA (JANUARY 23, 2003) - Printcafe Software, Inc. [NASDAQ: PCAF] announced today that its Board of Directors has appointed a special committee of the Board to consider its strategic alternatives, including offers for the acquisition of the Company. Additionally, Printcafe announced receipt of an unsolicited offer from Electronics for Imaging, Inc. (EFI) [NASDAQ: EFII] to acquire all the issued and outstanding shares of Printcafe's common stock for $2.60 per share. The offer is non-binding and is subject to, among other things, negotiation of a definitive agreement and required stockholder approval. The special committee of the Board, which consists entirely of independent directors, will evaluate and fully consider the offer from EFI, along with an offer previously received from Creo Inc. [Nasdaq: CREO; Toronto: CRE] valued at $1.30 per share. Creo has announced that it has entered into agreements to increase its ownership interest in the Company to approximately 55 percent. The special committee will also evaluate any other offers that may be received, as well as other alternatives.

Printcafe also announced the appointment of Marc Olin, President and Chief Executive Officer of Printcafe, as Chairman of the Board of Directors.

ABOUT PRINTCAFE

Printcafe Software, Inc. (NASDAQ: PCAF) is a leading provider of software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity. Printcafe's procurement applications for print buyers integrate with our software solutions designed for printers to facilitate Web-based collaboration.

Printcafe's software solutions for the printing industry have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000 including AOL Time Warner, Hewlett-Packard, and General Motors. Printcafe has formed strategic alliances with Creo Inc., and a subsidiary of A.T. Kearney, an EDS Company.


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Investor Contact:
Joseph J.  Whang, CFO and COO
jwhang@printcafe.com
412-456-3340

Marketing Contact:
Andrew Schaer
aschaer@printcafe.com
412-690-3093



Statements in this press release that are not historical facts, including those statements that refer to Printcafe's revenue growth, plans, prospects, expectations, financial projections, strategies, intentions, and beliefs, are forward-looking statements. These forward-looking statements are based on information available to Printcafe today, and Printcafe assumes no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, market acceptance of Printcafe's products and services, the length of the sales cycle for Printcafe's products, the slowdown in the economy, the amount of Printcafe's outstanding indebtedness and the need to raise additional capital, the ability to develop and sell new products, and Printcafe's relationship with Creo, Inc., and other risk factors that are described in more detail in our Prospectus dated June 18, 2002, as filed with the Securities and Exchange Commission, and our other filings with the Securities and Exchange Commission.